Exhibit 99.5

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

Consent to Reference in Proxy Statement/Prospectus

Artius Acquisition Inc. (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Dated: May 3, 2021

/s/ Kathleen B. Fish
Signature
Name: Kathleen B. Fish